Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-49564, 333-114799, 333-124199, 333-135411, 333-148251, 333-158825, 333-180865, 333-195712, 333-206092, 333-218797 and 333-224839 on Form S-8 and Registration Statement 333-238707 on Form S-3 of our report dated February 26, 2021 relating to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and our report dated the same date related to the effectiveness of internal control over financial reporting as of December 31, 2020, which appear in the December 31, 2020 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc.

/s/ Crowe LLP

Franklin, Tennessee
February 26, 2021